ADMINISTRATION AGREEMENT

This AGREEMENT, made as of this 9th day of June, 2025 by and between AMG Pantheon Infrastructure Fund, LLC, a limited liability company organized under the laws of the State of Delaware (the “Fund”), and AMG Funds LLC, a limited liability company organized under the laws of the State of Delaware (the “Administrator”).

WITNESSETH:

WHEREAS, the Fund engages in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund requires administration services and the Administrator has developed the capability to provide, and is currently providing, certain of the services required by the Fund; and

WHEREAS, the Fund desires to engage the Administrator to provide such services to the Fund and its shareholders and to provide certain other services which are now and may hereafter be required by the Fund on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the promises hereinafter set forth, the Fund and the Administrator agree as follows:

1. Administration Services to be Provided.

(a) The Administrator shall furnish to the Fund adequate (i) office space, which may be space within the offices of the Administrator or in such other place as may be agreed upon from time to time, (ii) office furnishings, facilities and equipment as may be reasonably required for managing and administering the operations and conducting the business of the Fund, including complying with the securities, tax and other reporting requirements of the United States and the various states in which the Fund does business; conducting correspondence and other communications with the shareholders of the Fund; maintaining or supervising the maintenance of all internal bookkeeping, accounting and auditing services and records in connection with the Fund’s investment and business activities; and providing services in connection with preparing materials for and conducting Board of Directors meetings. The Fund agrees that its shareholder recordkeeping services, the computing of net asset value and the preparation of certain of its records required by Section 31 of the 1940 Act, and the rules promulgated thereunder are to be performed by Fund’s transfer agent, custodian or investment adviser, and that with respect to these services the Administrator’s obligations under this Subparagraph 1(a) are supervisory in nature only.

(b) The Administrator shall employ or provide and compensate the executive, administrative, secretarial and clerical personnel necessary to supervise the provision of the services set forth in Subparagraph 1(a) above, and shall bear the expense of providing such services. The Administrator shall also compensate all officers and employees of the Fund who are officers or employees of the Administrator.

(c) The Administrator shall provide services in connection with such other administrative services, whether similar to or different from those described in Subparagraphs (a) and (b) of this Paragraph 1, as the parties may from time to time agree in writing.

2. Blue Sky Services to be Provided. The Administrator shall maintain under this Agreement the registration or qualification of the Fund and its shares under the various appropriate state Blue Sky or securities laws and regulations; provided, that the Fund shall pay any fees of counsel to the Fund or of Blue Sky support services in connection with such registration or qualification and all related filing fees and registration or qualification fees.

3. Other Services to be Provided. The Administrator shall provide such other services required by the Fund as the parties may from time to time agree in writing are appropriate to be provided under this Agreement. In the event that the Administrator provides any services to the Fund, or pays or assumes any Fund expense, which the Administrator is not obligated to provide, pay or assume under this Agreement, the Administrator shall not be obligated hereby to provide the same or any similar service to the Fund or to pay or assume the same or any similar Fund expense in the future; provided, that nothing herein contained shall be deemed to relieve the Administrator of any obligation to the Fund under any separate agreement or arrangement between the parties.

4. Administration Fees. Unless otherwise waived in whole or in part by the Administrator, as compensation for all services provided and expenses paid or assumed by the Administrator under this Agreement, the Fund shall pay the Administrator an annual fee at the rate of 0.20% of the average daily net assets of the Fund, paid monthly, which fee shall be prorated for any shorter period during which the Administrator provided services to the Fund hereunder. The fees for each month shall be payable on the first business day of the next calendar month.

5. Manner of Providing Services. The Administrator may provide services under this Agreement through its own personnel or by purchasing such services from a third party. If a third party is retained to provide services, any fees payable to such third party shall be paid by the Administrator.

6. Retention of Sub-Agents. The Administrator may, in its discretion, retain the services of one or more sub-agents to provide some or all of the services contemplated by this Agreement. Such sub-agents shall be compensated by the Administrator out of the fees it receives under this Agreement, or out of its other resources.

7. Fund Ownership of Records. All records required to be maintained and preserved by the Fund and by the Administrator pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act, including any such records maintained by the Administrator in connection with the performance of its obligations hereunder, are the property of the Fund and shall be surrendered by the Administrator promptly on request by the Fund; provided that the Administrator may, at its own expense, make and retain copies of any such records.

8. Administrator Ownership of Software and Related Materials. All computer programs, written procedures and similar items developed or acquired and used by the Administrator in performing its obligations under this Agreement shall be the property of the Administrator, and the Fund will not acquire any ownership interest therein or property rights with respect thereto.

9. Confidentiality. The Administrator agrees, on its own behalf and on behalf of its employees, agents and contractors, to keep confidential any and all records maintained and other information obtained hereunder which relates to the Fund, including without limitation relating to the underlying investments made by the Fund or to any of the Fund’s former, current or prospective shareholders, except that the Administrator may deliver records or divulge information with respect to the Fund when required by law or requested to do so by duly constituted authorities after prior notification to and approval in writing by the Fund (which approval will not be unreasonably withheld and may not be withheld by the Fund where the Administrator advises the Fund that it may be exposed to civil or criminal contempt proceedings or other penalties for failure to comply with such request) or whenever requested in writing to do so by the Fund or otherwise consented to by the Fund.

10. Services to Other Clients. Nothing herein contained shall limit the freedom of the Administrator or any affiliated person of the Administrator to render services of the types contemplated hereby to other persons, firms or corporations, including but not limited to other investment companies, or to engage in other business activities.

11. Administrator Actions in Reliance on Fund Instructions, Legal Opinions, Etc.: Fund Compliance with Law.

(a) The Administrator may at any time apply to an officer of the Fund for instructions, and may consult with legal counsel for the Fund or with the Administrator’s own legal counsel, in respect of any matter arising in connection with this Agreement; and the Administrator shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel. The Administrator shall be protected in acting upon any such instructions, advice or opinion and upon any other paper or document delivered by the Fund or such legal counsel which the Administrator believes to be genuine and to have been signed by the proper person or persons, and the Administrator shall not be held to have notice of any change of status or authority of any officer or representative of the Fund, until receipt of written notice thereof from the Fund.

(b) Except as otherwise provided in this Agreement or in any separate agreement between the parties and except for the accuracy of information furnished to the Fund by the Administrator, the Fund assumes full responsibility for the preparation, contents, filing and distribution of its applicable offering documents, and full responsibility for other documents or actions of the Fund required for compliance with all applicable requirements of the 1940 Act, the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other applicable laws, rules and regulations of governmental authorities having jurisdiction over the Fund.

12. Liability of Administrator. The Administrator shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator or its employees, agents or contractors in carrying out the provisions of this Agreement if such action was taken or omitted in good faith and without gross negligence or willful misconduct on the part of the Administrator, or its employees, agents or contractors.

13. Indemnification by Fund. The Fund shall indemnify the Administrator and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrator which result from: (i) any claim, action suit or proceeding in connection with the Administrator’s entry into or performance of this Agreement; or (ii) any action taken or omission committed by the Administrator in the performance of its obligations hereunder; or (iii) any action of the Administrator taken upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Fund. Notwithstanding the foregoing, the Administrator shall not be entitled to such indemnification if its own gross negligence or willful misconduct contributed in any way to the actions or omissions giving rise to the Fund’s obligation to indemnify the Administrator pursuant to this Section 13. Before confessing any claim against it which may be subject to indemnification by the Fund hereunder, the Administrator shall give the Fund reasonable opportunity to defend against such claim in its own name or in the name of the Administrator.

14. Indemnification by Administrator. The Administrator shall indemnify the Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Fund which result from: (i) the Administrator’s failure to comply with the terms of this Agreement; (ii) the Administrator’s lack of good faith in performing its obligations hereunder; (iii) the gross negligence or willful misconduct of the Administrator, or its employees, agents or contractors in connection herewith. Notwithstanding the foregoing, the Fund shall not be entitled to such indemnification if its own gross negligence or willful misconduct contributed in any way to the actions or omissions giving rise to the Administrator’s obligation to indemnify the Fund pursuant to this Section 14. Before confessing any claim against it which may be subject to indemnification hereunder, the Fund shall give the Administrator reasonable opportunity to defend against such claim in its own name or in the name of the Fund.

15. Effect of Agreement. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its limited liability company agreement, or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Directors of the Fund of their responsibility for and control of the conduct of the business and affairs of the Fund.

16. Term of Agreement; Termination. The term of the Agreement shall begin on the date first above written, and shall continue in effect until terminated as provided below. This Agreement may be terminated at any month-end, without the payment of any penalty, by the Administrator upon at least one hundred and twenty (120) days’ prior written notice to the Fund, or by the Fund upon at least thirty (30) days’ prior written notice to the Administrator; provided, that in the case of termination by the Fund, such action shall have been authorized by the Fund’s Directors, including the vote or written consent of a majority of the Directors who are not interested persons of the Administrator or the Fund.

17. Amendment and Assignment of Agreement. This Agreement may be amended only by a written instrument signed by the parties hereto. This Agreement may not be assigned by the Administrator, and the Administrator may not assign or transfer any interest hereunder, voluntarily, by operation of law or otherwise, without the prior written consent of the Fund’s Directors. Any amendment hereof and any consent by the Fund to any assignment hereof or assignment or transfer of any interest hereunder by the Administrator shall not be effective unless and until authorized by the Fund’s Directors, including the vote or written consent of a majority of the Directors who are not interested persons of the Administrator or the Fund.

18. Interpretation and Definition of Terms. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms “interested persons,” “assignment” and “affiliated person,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The Fund and the Administrator may from time to time agree on such provisions interpreting or clarifying the provisions of this Agreement as, in their joint opinion, are consistent with the general tenor of this Agreement and with the specific provisions of this Paragraph 18. Any such interpretations or clarifications shall be in writing signed by the parties and annexed hereto, but no such interpretation or clarification shall be effective if in contravention of any applicable federal or state law or regulations, and no such interpretation or clarification shall be deemed to be an amendment of this Agreement.

19. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

20. Execution in Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Choice of Law. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

AMG PANTHEON INFRASTRUCTURE FUND, LLC

By:	/s/ Thomas Disbrow
Name: Thomas Disbrow
Title: Treasurer

AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Managing Director

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